UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FORESTAR GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 23, 2020

To Forestar Stockholders:

WHEN AND WHERE THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD

The 2020 Annual Meeting of Stockholders will be held at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, on Thursday, January 23, 2020, at 9:00 a.m. central standard time.

PURPOSES OF THE MEETING

The meeting will be held for the following purposes:

1.

To elect the five nominees named in the attached Proxy Statement as directors to serve on our Board of Directors. These five directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2.	To seek an advisory vote on the approval of our executive compensation.

3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

4.	To transact any other business that is properly raised for discussion at the 2020 Annual Meeting or any later meeting if the 2020 Annual Meeting is adjourned or postponed.

WHO CAN ATTEND AND VOTE

Our Board of Directors has fixed the close of business on November 27, 2019 as the record date for determining who is a stockholder entitled to receive notices about the 2020 Annual Meeting and to vote at the meeting or any later meeting if the 2020 Annual Meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the 2020 Annual Meeting and to vote at the meeting.

If you need help voting your shares, please call 866-232-3037 (domestic) or 720-358-3640 (international).

DONALD J. TOMNITZ
Executive Chairman

December 12, 2019

Arlington, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (817) 769-1860 or by mail at our address noted above. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote over the internet or by telephone, or, if you received by mail or printed a paper proxy card, you may also vote by signing, dating and returning the proxy card by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time by following the instructions under “Voting Information — How You Can Change or Revoke Your Vote.”

Important Notice Regarding Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be held on January 23, 2020. The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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2221 E. Lamar Blvd., Suite 790

Arlington, Texas 76006

PROXY STATEMENT

for the

2020 ANNUAL MEETING OF STOCKHOLDERS

VOTING INFORMATION

General

Our Board of Directors seeks your proxy for use in voting at our 2020 Annual Meeting of Stockholders to be held on Thursday, January 23, 2020, at 9:00 a.m. central standard time, and at any later meeting if the 2020 Annual Meeting is adjourned or postponed. This Proxy Statement, our 2019 Annual Report to Stockholders (which includes our audited financial statements) (“Annual Report”) and proxy card or voting instructions were made available to you over the internet on or about December 12, 2019. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Record Date

Holders of our common stock as of the close of business on November 27, 2019, the record date, may vote at the 2020 Annual Meeting, either in person or by proxy. At the close of business on November 27, 2019, there were 48,011,818 shares of our common stock outstanding and entitled to vote at the 2020 Annual Meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the meeting.

Purpose of the Annual Meeting

At the 2020 Annual Meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:	Election of the five nominees named in this Proxy Statement as directors to serve on our Board of Directors.

Proposal No. 2:	Advisory vote on the approval of our executive compensation.

Proposal No. 3:	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

Internet Availability of Proxy Materials

We are using the rule of the Securities and Exchange Commission (“SEC”) that allows companies to furnish proxy materials to their stockholders over the internet. In accordance with this rule, on or about December 12, 2019, we sent stockholders of record at the close of business on November 27, 2019, a Notice Regarding the Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and proxy card via the internet and how to vote. You will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Notice to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of the Notice will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of the Notice to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our Notices in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary; (817) 769-1860.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice has been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares, and a Notice of internet availability of proxy materials has been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

Voting Your Shares

If you hold shares in your own name as a stockholder of record, you may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to the following website: www.proxyvote.com. You may submit a proxy by internet 24 hours a day. To be valid, your proxy by internet must be received by 11:59 p.m., Eastern time, on January 22, 2020. Please have your Notice in hand when you access the website and follow the instructions to create an electronic voting instruction form.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-800-690-6903 any time on a touch-tone telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m., Eastern time, on January 22, 2020.

•

By Submitting a Proxy by Mail. If you have printed the proxy card from the website or received, upon request, a hard copy of the proxy card and wish to submit your proxy by mail, you must mark your proxy card, sign and date it, and return it in the prepaid envelope that has been provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, your proxy by mail must be received prior to the 2020 Annual Meeting.

•	At the Annual Meeting. You can vote your shares at the 2020 Annual Meeting.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the voting process of the institution holding your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If your shares are held in your own name as a stockholder of record and you return your signed proxy card or vote by telephone or internet but do not specify a voting choice, your shares will be voted as follows:

•	FOR election of the director nominees under the caption “Election of Directors.”

•	FOR advisory vote on the approval of our executive compensation.

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

Broker Discretionary Voting if You Do Not Instruct Your Broker on How to Vote Your Shares

Brokers do not have discretionary authority to vote on the proposals to elect directors or to make an advisory vote on executive compensation if they do not receive instructions from a beneficial owner. Accordingly, if you are a beneficial owner, you must instruct your broker on how to vote your shares on these proposals for your votes to be counted. Brokers have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Voting in Person at the Annual Meeting

If you hold shares in your own name as a stockholder of record, you are invited to attend the 2020 Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How You Can Change or Revoke Your Vote

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins at the 2020 Annual Meeting by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins;

•	signing and delivering a proxy that is dated after the proxy you wish to revoke;

•	attending the meeting and voting in person by properly completing and submitting a ballot; or

•	if you submitted a proxy by telephone or internet, by submitting a subsequent proxy by telephone or internet.

Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.

We must receive your notice of revocation or later-dated proxy at or prior to voting at the 2020 Annual Meeting for it to be effective. It should be delivered to:

Forestar Group Inc.

2221 E. Lamar Blvd., Suite 790

Arlington, Texas 76006

Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later-dated proxy, to the Corporate Secretary at the meeting before the voting begins.

If you are the beneficial owner of your shares held in street name and you wish to change your vote, please check with your bank or broker and follow the procedures provided by them.

Quorum

The presence at the 2020 Annual Meeting, in person or by proxy, of holders of 24,005,910 shares (a majority of the votes entitled to be cast by the stockholders entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Abstentions

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Broker Non-Votes

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

Required Votes

Election of Directors

To elect a director nominee, the votes cast “for” that nominee must exceed the votes cast “against” that nominee. In accordance with our corporate governance guidelines, each incumbent nominee who does not receive the required vote for election must tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. For more information on the operation of our majority voting standard, see the section on “Election of Directors.” Stockholders may not cumulate votes in the election of directors.

Advisory Approval of the Company’s Executive Compensation

To approve the non-binding resolution regarding approval of executive compensation, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Ratification of Independent Auditors

To ratify the appointment of our independent registered public accounting firm, the “for” votes cast in favor of the matter must exceed the “against” votes cast against the matter.

Proxy Solicitation; Counting the Votes

We are soliciting your proxy for the 2020 Annual Meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestar.com. Our directors, officers and employees will not receive additional compensation for such solicitation, but will be reimbursed for out-of-pocket expenses. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for costs they incur in the solicitation.

ELECTION OF DIRECTORS

Stockholder’s Agreement

On October 5, 2017, we became a majority-owned subsidiary of D.R. Horton, Inc. (“D.R. Horton”) (the “Merger”) and a controlled company under New York Stock Exchange rules. As a controlled company, we are not required to have a majority of independent directors, an independent compensation committee, or an independent nominating committee. However, at this time we intend to continue to maintain a majority of independent directors and both an independent compensation committee and nominating committee.

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, our Board consists of five directors, comprised of four individuals designated by D.R. Horton (which includes our Executive Chairman and at least two independent directors) and one individual designated by mutual agreement of us and D.R. Horton prior to the Merger (the “Legacy Director”) or his replacement.

On August 1, 2019, the Legacy Director, Ashton M. Hudson resigned from his position as a director of the Company. Pursuant to the Stockholder’s Agreement, upon the resignation of the Legacy Director, the Nominating and Governance Committee is entitled to designate a replacement Non-Stockholder Designee (as defined in the Stockholder’s Agreement) and the Company and D.R Horton shall cause the prompt appointment or election of such replacement Non-Stockholder Designee as a Director. On August 2, 2019, the Company’s Board and Nominating and Governance Committee designated, and the Company’s Board of Directors appointed, Lisa H. Jamieson to serve as director as the Non-Stockholder Designee.

D.R. Horton designated Messrs. Fuller, Ringler, Spitzer and Tomnitz as directors, and our Nominating and Governance Committee designated Ms. Jamieson as the Non-Stockholder Designee director.

As such, our Board of Directors currently consists of five directors, all of whom are up for reelection at the 2020 Annual Meeting of Stockholders. All of those director nominees, Mr. Fuller, Ms. Jamieson, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz, if elected, will serve until the 2021 Annual Meeting of Stockholders.

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

For more information on the Stockholder’s Agreement, see the section on “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.” Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Director Elections Standard and Resignation Policy

Our amended and restated bylaws include a voting standard in uncontested elections of directors (as is the case for this annual meeting) of a majority of votes cast in the election. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard is a plurality of votes cast, which means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Our Board of Directors also adopted a director resignation policy, which is set forth in the corporate governance guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. This policy sets forth the procedures that will apply in the event that a director does not receive the requisite majority of votes cast “for” his or her election. In summary, an incumbent director nominee who fails to receive the required vote for election will, within five days after certification of the election results, tender his or her resignation to our Executive Chairman for consideration by the Nominating and Governance Committee of our Board of Directors. The Nominating and Governance Committee will consider the resignation and, within 45 days after the date of the stockholders meeting at which the election of directors occurred, will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the date of the stockholders meeting. The director whose resignation is under consideration will not participate in the Committee or Board of Directors’ decision with respect to accepting or rejecting his or her resignation as director. If a resignation is not accepted by the Board of Directors, the director will continue to serve. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board.

Following the Board’s decision on whether to accept or reject the resignation, we will publicly disclose the Board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the Board’s reason(s) for rejecting the tendered resignation.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our Board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account business experience, independence, our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

Mr. Fuller, Ms. Jamieson, Mr. Ringler, Mr. Spitzer and Mr. Tomnitz are standing for election as directors to serve until the 2021 Annual Meeting of Stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. All of the nominees other than Ms. Jamieson, who was designated by our Nominating and Governance Committee, were designated by D.R. Horton for nomination as directors pursuant to the Stockholder’s Agreement with D.R. Horton. For a description of the Stockholder’s Agreement, see the sections “Election of Directors — Stockholder’s Agreement” and “Certain Relationships and Related Party Transactions — Stockholder’s Agreement.”

We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director’s principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

Samuel R. Fuller	Age: 76

Director since October 2017

Principal Occupation and Other Information

Samuel R. Fuller has been retired since 2008, having obtained significant experience in accounting and financial roles through his employment with D.R. Horton from 1992 until his retirement. He served as Controller of D.R. Horton from 1995 until his promotion to Chief Financial Officer in 2000 and was a member of the Board of Directors from 2000 until 2003. Mr. Fuller has served on the Board of Directors of the Company since October 2017. Mr. Fuller holds a Bachelor of Arts degree in Accounting from the University of Oregon and a Master of Business Administration in Finance from the University of Texas at Arlington.

Mr. Fuller has significant knowledge and experience in accounting, finance and internal control over financial reporting in a public company environment.

Lisa H. Jamieson	Age: 59

Director since August 2019

Principal Occupation and Other Information

Lisa H. Jamieson is a shareholder of Bourland, Wall and Wenzel, P.C., where she has been practicing law since 2018. Ms. Jamieson was a partner with the firm of Shannon, Gracey, Ratliff & Miller, LLP from January of 2008 until November of 2016. In November 2016, Ms. Jamieson joined the law firm of Pope, Hardwicke, Christie, Kelly &Taplett, LLP. Ms. Jamieson is experienced in all facets of estate planning and probate law, is Board Certified in Estate Planning and Probate Law by the Texas Board of Legal Specialization and is a Certified Public Accountant. Ms. Jamieson’s practice includes sophisticated business and estate tax planning, administration of dependent and independent estates, guardianships for incapacitated adults, and counseling and representing trustees.

Ms. Jamieson is licensed in Texas, having graduated from Baylor University School of Law. She is a Fellow in the American College of Trust and Estate Counsel and is the past President of the Tarrant County Probate Bar. Ms. Jamieson is a former Chair of the Real Estate, Probate, and Trust Law Section of the State Bar of Texas, the largest section of the State Bar. She also has chaired the Guardianship Code Committee of the Section as well as Chair of the Jurisdiction Committee which revised the jurisdiction statutes of decedents’ estates and guardianships in anticipation of the codification of the Texas Probate Code.

Ms. Jamieson provides knowledge in the accounting field as a certified public accountant and has management experience gained through her positions held in several sections of the state bar and her tenured experience in her law practice.

G.F. (Rick) Ringler, III	Age: 72

Director since October 2017

Principal Occupation and Other Information

G. F. (Rick) Ringler, III has provided real estate and financial consulting to various former customers since his retirement from commercial banking in 2012. From 2006 to retirement in 2012 he served as Senior Vice President — Commercial and Real Estate Lending for Frost Bank. He previously served on the Board of Directors of First National Bank of Burleson and Landmark Bank of Fort Worth, where he was the Chief Lending Officer. He also was a Lending Officer at three other bank groups, for a total of six over a career in banking that spanned 44 years from 1968 to 2012. Mr. Ringler has served on the Board of Directors of the Company since October 2017. Mr. Ringler holds a Bachelor of Business Administration in Finance from Texas Christian University.

Mr. Ringler has significant experience in commercial and residential real estate construction and development financing.

Donald C. Spitzer	Age: 70

Director since October 2017

Principal Occupation and Other Information

Donald C. Spitzer has served as Chief Financial Officer for a family business with a variety of business and investment interests since October 2014. Mr. Spitzer is a licensed Certified Public Accountant and gained significant audit experience working at KPMG, an international public accounting firm, for 39 years. He served as Partner of KPMG for many years as well as serving on the KPMG Board of Directors from 1997 until 2004. Mr. Spitzer has served on the Board of Directors of the Company since October 2017. Mr. Spitzer has served as a member of the Board of Directors of AirBorn, Inc., a privately-held manufacturer of electronic components, since 2014 and he serves on the AirBorn Audit and Compensation Committees. Mr. Spitzer holds a Bachelor of Business Administration in Accounting from Baylor University.

Mr. Spitzer is an expert in accounting and financial reporting, including internal control over financial reporting.

Donald J. Tomnitz	Age: 71

Director since October 2017

Principal Occupation and Other Information

Donald J. Tomnitz has served as our Executive Chairman of the Board since October 2017. Prior to joining the Company, Mr. Tomnitz was a consultant to D.R. Horton from October 2014 to September 2017. From November 1998 to September 2014, Mr. Tomnitz was the Vice Chairman and Chief Executive Officer of D.R. Horton, after having served as its President, an Executive Vice President and as President of D.R. Horton’s Homebuilding Division. Mr. Tomnitz also served on the Board of Directors of D.R. Horton until October 2014. Before joining D.R. Horton, Mr. Tomnitz was a Captain in the U.S. Army, a Vice President of RepublicBank of Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow Company. Mr. Tomnitz holds a Bachelor of Arts in Economics from Westminster College and a Master of Business Administration in Finance from Western Illinois University.

Mr. Tomnitz has significant knowledge and experience in the real estate development and homebuilding industries, including public company chief executive officer experience.

The Board of Directors Recommends a Vote “FOR” the Election of Mr. Fuller,

Ms. Jamieson, Mr. Ringler, Mr. Spitzer, and Mr. Tomnitz as Directors of the Company.

Other Executive Officers

Daniel C. Bartok, age 63, has served as our Chief Executive Officer since December 2017. Prior to joining Forestar, he served as Executive Vice President of Wells Fargo Bank as head of its Owned Real Estate Group from 2008 to 2017. Prior to joining Wells Fargo, he was President of Clarion Realty, Inc., a real estate development company operating across multiple states, with an emphasis on residential land development and homebuilding. Mr. Bartok began his career at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). Mr. Bartok holds a Bachelor of Science degree in Accountancy from the University of Illinois.

Bill W. Wheat, age 53, is our Principal Financial Officer, a position he has held since November 6, 2019. Mr. Wheat is also Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was D.R. Horton’s Senior Vice President and Controller from 2000 through 2003, after joining D.R. Horton in 1998 as an Accounting Manager. Mr. Wheat also served as a member of the Board of Directors of D.R. Horton from October 2003 through January 2011. Mr. Wheat began his career at Price

Waterhouse LLP (now PricewaterhouseCoopers LLP) and then worked at The Bombay Company in several financial and accounting roles prior to joining D.R. Horton. Mr. Wheat holds a Bachelor of Business Administration degree in Accounting and Finance from Baylor University.

How Nominees are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the corporate governance guidelines available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. The corporate governance guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board consider whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (“NYSE”) and whether they have a prohibited conflict of interest with our business.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the advance notice procedures for director nominations set forth in our amended and restated bylaws. These procedures require that notice of the director nomination be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not later than the close of business on the 10th day following the date on which notice of the special meeting date is first mailed to stockholders or made public, whichever occurs first. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as candidates identified through other means, which include taking into consideration the needs of the Board and the qualifications of the candidates. Our amended and restated bylaws require the notice of director nomination to include certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval or ratification of any related party transactions that we are required to report under this section of the Proxy Statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved:

•	compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement;

•	compensation arrangements with an executive officer who is not an immediate family member of another related party;

•	business expense reimbursements;

•	transactions with an entity in which the related party owns less than 10% of the other entity;

•	transactions with an entity in which the related party is a director only;

•	transactions with an entity in which the related party is not an executive officer or a partner;

•	indebtedness for transactions in the ordinary course of business;

•	transactions available to all employees in the ordinary course of business; and

•

transactions between D.R. Horton and us that are contemplated by, and approved in accordance with (i) Section 6.2 of our Second Amended and Restated Certificate of Incorporation, (ii) the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and (iii) the Master Supply Agreement between D.R. Horton and us dated June 29, 2017, all of which were approved by our stockholders at a Special Meeting of Stockholders held on October 3, 2017, provided such transactions are approved by our Investment Committee and/or Board of Directors (independent directors) as contemplated in such governing documents and agreements.

Under the policy, the Nominating and Governance Committee, in the course of review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our Standards of Business Conduct and Ethics and whether the transaction impacts a director’s independence under the NYSE listing standards. A related party transaction that has been approved or ratified by the independent members of our Board of Directors does not require approval or ratification by the Nominating and Governance Committee.

If we enter into a related party transaction that has not received approval of the Nominating and Governance Committee, Board of Directors or was pre-approved under our policy, or a transaction that was not originally a related party transaction but later becomes a related party transaction, the Nominating and Governance Committee must review the transaction promptly and may ratify the transaction. Unless there is a compelling business or legal reason for us to continue with the transaction, the Nominating and Governance Committee may only ratify the transaction if it determines that the transaction is fair to us and any failure to comply with the related party transaction policy was not due to fraud or deceit.

Related party transactions between D.R. Horton and us that have been approved by our Investment Committee (i.e., transactions of $20 million or less) and are of the type contemplated in Section 6.2 of our Second Amended and Restated Certificate of Incorporation, the Stockholder’s Agreement between D.R. Horton and us dated June 29, 2017 and the Master Supply Agreement between D.R. Horton and us dated June 29, 2017 may be ratified by the Nominating and Governance Committee on a quarterly basis or at the next scheduled meeting of the Nominating and Governance Committee at which the Committee chairperson includes such item on the meeting agenda.

Stockholder’s Agreement

In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton that provides for certain board and board committee appointment rights and certain approval rights. For a discussion of the board and board committee approval requirements, see “Election of Directors — Stockholder’s Agreement” and “Board Matters — Board Committees and Stockholder’s Agreement.”

Also under the Stockholder’s Agreement and our Second Amended and Restated Certificate of Incorporation, we must maintain an investment committee (which will not be considered a committee of the Board) (the “Investment Committee”), the members of which will be our officers or employees who are (a) experienced professionals in the land acquisition and development business or (b) the chief executive officer, the chief financial officer, the general counsel or the president of community development (or any person serving in an equivalent role). Our Executive Chairman will be a member of the Investment Committee at all times. The other members of the Investment Committee will be appointed by the Nominating and Governance Committee. The Investment Committee is vested with sole responsibility over investment decisions involving capital expenditures of $20,000,000 or less (each, an “Investment Committee Approval Transaction”). All decisions of the Investment Committee will require the approval of a majority of the members of the Investment Committee. Any investment decision that does not involve an Investment Committee Approval Transaction will be subject to approval by the Board (independent members).

For so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without the prior written consent of D.R. Horton: (i) declare or make any extraordinary or in-kind dividend other than a dividend on a pro rata basis to all stockholders or a dividend to us or any of our wholly-owned subsidiaries; (ii) issue any new class of equity or voting securities; (iii) issue equity or equity-linked securities or voting securities (a) in the case of securities issued as employee compensation, constituting 1% or more of the then outstanding shares of our common stock in any calendar year or (b) in any other case, constituting 10% or more of the then-outstanding number of shares of our common stock; (iv) incur indebtedness above certain levels; (v) select, terminate or remove certain key officers or change their compensation arrangements; (vi) make or approve any fundamental change in our business of developing residential and mixed-use real estate; (vii) acquire assets or enter into mergers or similar acquisitions involving capital expenditures in excess of $20,000,000; (viii) effect or approve any voluntary liquidation, dissolution or winding-up or certain events of bankruptcy or insolvency; (ix) enter into any strategic alliance or commercial agreement of a nature similar to the Master Supply Agreement (as described below) with a person other than D.R. Horton; or (x) effect any election of a settlement of our 3.75% Convertible Senior Notes due 2020 in connection with an election to convert the notes by a holder thereof.

In addition, at all times when D.R. Horton and its affiliates beneficially own 35% or more of our voting securities, we may not take any of the following actions without approval of a majority of the independent directors who are not also affiliated with D.R. Horton: (i) enter into, amend, modify, terminate or approve any transaction between us, on one hand, and D.R. Horton or any of its affiliates, on the other hand, or enter into any waiver, consent or election thereunder (other than an Investment Committee Approval Transaction); (ii) amend, modify or terminate, or enter into any waiver, consent or election under, the Stockholder’s Agreement or enter into any merger or business combination with D.R. Horton or any of its affiliates; (iii) enter into any merger, business combination or similar transaction in which D.R. Horton receives consideration for our common stock of greater value or in a different form than our other stockholders; or (iv) settle any claim between us and D.R. Horton (other than an Investment Committee Approval Transaction).

For so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of D.R. Horton under the Stockholder’s Agreement. In addition, we may not amend our or our subsidiaries’ organizational documents in any manner that could adversely affect the rights of our other stockholders under the Stockholder’s Agreement.

Except in certain cases, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of equity or other securities by us by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at the price and otherwise upon the same terms and conditions as offered to other investors.

Pursuant to the customary registration rights with respect to our common stock held by D.R. Horton, its affiliates and their permitted transferees provided for by the Stockholder’s Agreement, we filed an effective shelf registration statement permitting the resale of our common stock by D.R. Horton, its affiliates and their permitted transferees with the SEC on September 24, 2018, which became effective on October 4, 2018. D.R. Horton also has the right, subject to certain limitations, to require us to register our common stock held by D.R. Horton for resale. D.R. Horton also has piggyback registration rights in connection with offerings of our common stock by us or our other stockholders. The Stockholder’s Agreement also provides that D.R. Horton and its affiliates will not be prohibited from engaging in business opportunities independently of us unless the opportunity is offered to an individual who is both an officer or director of D.R. Horton or its affiliates and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of us.

The Stockholder’s Agreement will terminate on the first day that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities, provided that the provisions of the Stockholder’s Agreement relating to D.R. Horton’s registration rights, the waiver of business opportunities and certain customary provisions will survive the termination of the Stockholder’s Agreement.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Master Supply Agreement

In connection with the Merger, we entered into a Master Supply Agreement with D.R. Horton. The terms of the Master Supply Agreement, unless earlier terminated, continue until the earlier of (a) the date that D.R. Horton and its affiliates beneficially own less than 15% of our voting securities and (b) June 29, 2037.

Under the Master Supply Agreement, we will present to D.R. Horton all single-family residential lot development opportunities (subject to certain exceptions) that we desire to acquire and develop that have been approved or conditionally approved by the Investment Committee (a “Company Sourced Opportunity”); and D.R. Horton has the right, but not the obligation, to present us with lot development opportunities that D.R. Horton desires to acquire for development (if presented to us, a “D.R. Horton Sourced Opportunity”).

The following opportunities are excluded from Company Sourced Opportunities: (a) any opportunities, developments or ventures owned, under contract, the subject of a letter of intent or otherwise being pursued, by us at the time of the Merger; or (b) any opportunities presented to us by a third-party builder.

We and D.R. Horton will collaborate regarding all Company Sourced Opportunities and all D.R. Horton Sourced Opportunities, after considering current and future market conditions and dynamics. If we and D.R. Horton agree to pursue a Company Sourced Opportunity or a D.R. Horton Sourced Opportunity, such agreement will be evidenced by a mutually agreed upon written development plan prepared at the direction of the Investment Committee (a “Development Plan”), addressing, among other things, the number, size, layout and projected price of lots, phasing, timing, amenities and entitlements and are referred to as either a “Company Sourced Development” or a “D.R. Horton Sourced Development,” as the case may be.

D.R. Horton or its affiliates have (a) a right of first offer (“ROFO”) to buy up to 50% of the lots in the first phase (and in any subsequent phase in which D.R. Horton purchased at least 25% of the lots in the previous phase) in each Company Sourced Development; and (b) the right to purchase up to 100% of the lots in each D.R. Horton Sourced Development, at the then current fair market price and terms per lot, as mutually agreed to by us and D.R. Horton. All lots in a Company Sourced Development in which a D.R. Horton affiliate participates as a buyer will be equitably allocated among D.R. Horton and any other builders in each phase taking into consideration the location, size and other attributes associated with the lots. The agreement evidencing the ROFO for the lots in the Company Sourced Development (the “ROFO Agreement”), and the purchase and sale agreement for the lots in the D.R. Horton Sourced Development (the “PSA”), will be negotiated, finalized and executed as a part of the Development Plan, and in all events the Development Plan will be finalized, and the

ROFO Agreement will be negotiated, finalized and executed, prior to the expiration of the feasibility period in any contract to acquire a Company Sourced Development. D.R. Horton will assign to us on an “as-is”, “where-is basis” the contract to acquire a D.R. Horton Sourced Development after the finalization of the Development Plan and PSA for such D.R. Horton Sourced Development.

We, at our sole cost and expense, will perform and direct, through our employees, agents and contractors, all functions relative to diligence, entitlement, financing, planning, design and construction of all on-site and off-site improvements required for any development.

In addition to termination for breach or mutual agreement of the parties, we may terminate the Master Supply Agreement at any time that D.R. Horton and its affiliates beneficially own less than 25% of our voting securities.

Additional information regarding the Master Supply Agreement, including a copy of the Master Supply Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Shared Services Agreement

On October 6, 2017, we entered into a Shared Services Agreement with D.R. Horton pursuant to which D.R. Horton provides us certain administrative, compliance, operational and procurement services. During fiscal 2019, we paid D.R. Horton approximately $2.1 million for these shared services and $1.4 million for the cost of health insurance and other employee benefits. The amount we pay for these shared services in a particular fiscal year is re-evaluated and agreed to each fiscal year.

In addition to termination for breach or mutual agreement of the parties, the Shared Services Agreement shall terminate 30 calendar days after it is determined that D.R. Horton owns less than 20% of our fully diluted common stock.

Additional information regarding the Shared Services Agreement, including a copy of the Shared Services Agreement, can be found in our Current Report on Form 8-K filed with the SEC on October 10, 2017.

Tax Sharing Agreement

On April 9, 2019, we entered into a Tax Sharing Agreement with D.R. Horton, which has an effective date of October 5, 2017. The Tax Sharing Agreement sets forth an equitable method for reimbursements of tax liabilities or benefits between us and D.R. Horton related to state and local income, margin or franchise tax returns that are filed on a unitary basis with D.R. Horton. In accordance with the tax sharing agreement, D.R. Horton reimbursed us $0.4 million in fiscal 2019 for our tax benefit generated in the nine months ended September  30, 2018.

Related Party Transactions with D.R. Horton

We participate in real property transactions with D.R. Horton at market terms and negotiated pricing in the normal course of business. These real property transactions are of the type contemplated by the Master Supply Agreement and the Stockholder’s Agreement. In instances where D.R. Horton already has the land under contract, they may assign their contractual rights to purchase the land to us. We will purchase and develop the land, or have the land developed on our behalf, into finished residential lots. We then enter into a lot purchase contract with D.R. Horton to sell the lots to D.R. Horton at negotiated market prices. Alternatively, we may source the land directly, develop the land into finished residential lots and sell such lots to D.R. Horton or a third party at negotiated market prices. D.R. Horton may provide land development services to us related to these transactions. If land development services are provided, the fees we owe for these services are deducted from the lot sale proceeds we receive from D.R. Horton.

Additionally, we make short term investments in finished lots and undeveloped land pursuant to purchase contracts assigned to us by D.R. Horton, with the intent to sell these assets within a short time period, primarily to D.R. Horton. For these transactions, D.R. Horton reimburses us for any costs incurred during the holding period, which is typically 12 to 18 months, and pays us a negotiated market price. In certain instances, we have a right to sell the land to D.R. Horton at our original cost plus a fee. In fiscal 2019, the Company sold approximately 63 acres of undeveloped land to a third party for approximately $44.2 million. In conjunction with the sale, the Company paid D.R. Horton a fee of approximately $2.1 million to terminate an existing purchase and sale agreement whereby D.R. Horton had the option to purchase the property at a fixed price.

At September 30, 2019, we owned or controlled through option purchase contracts approximately 38,300 residential lots, of which approximately 12,800 are under contract to sell to D.R. Horton. Additionally, D.R. Horton has the right of first offer on approximately 10,600 of these residential lots based on executed purchase and sale agreements. At September 30, 2019, we had earnest money deposits of approximately $88.7 million from D.R. Horton related to land and lot option purchase contracts. During fiscal 2019, we sold 3,728 residential lots to D.R. Horton for approximately $311.7 million and we sold 290 residential tract acres to D.R. Horton for approximately $10.9 million. At September 30, 2019, we had contract liabilities of $2.5 million related to our remaining unsatisfied performance obligations. We did not sell any short term investment undeveloped land to D.R. Horton during fiscal 2019.

During fiscal 2019, we reimbursed D.R. Horton approximately $34.5 million for previously paid earnest money and $13.1 million for pre-acquisition and other due diligence and development costs related to land purchase contracts whereby D.R. Horton assigned their rights under these land purchase contracts to us. At September 30, 2019, we owed $2.2 million to D.R. Horton for earnest money, pre-acquisition, due diligence costs and other costs related to these land purchase contracts and other intercompany transactions in the normal course of business. During fiscal 2019, we paid D.R. Horton $2.4 million for land development services.

Real property transactions expected to result in $20 million or less in capital expenditures are approved by our Investment Committee as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and ratified by the Nominating and Governance Committee in accordance with our Related Party Transaction Policy.

Real property transactions expected to result in greater than $20 million in capital expenditures are approved by the Investment Committee and by the independent members of our Board of Directors as set forth in our Second Amended and Restated Certificate of Incorporation and the Stockholder’s Agreement and in accordance with our Related Party Transaction Policy. Related party transactions approved by the independent members of our Board of Directors do not require separate ratification by our Nominating and Governance Committee. Furthermore, under the terms of the Stockholder’s Agreement, we require the prior written consent of D.R. Horton to acquire any asset or similar acquisitions involving capital expenditures in excess of $20 million.

The real property transactions described in this “Certain Relationships and Related Party Transactions” section are usual and customary real property transactions for companies in the homebuilding and land development businesses. These real property transactions are discussed in this section because D.R. Horton owned approximately 66% of our common stock at September 30, 2019. The individual executive officers or directors of the Company and D.R. Horton have no beneficial interest in these real property transactions other than in their oversight or employment capacity as officers or directors of their respective companies.

In addition, we lease office space in Austin from D.R. Horton for approximately $15,000 per month, the term of which expires on December 31, 2019. During fiscal 2019, we paid D.R. Horton aggregate lease payments of approximately $0.2 million for this leased space. During fiscal 2019, we also reimbursed D.R. Horton $1.4 million for corporate and administrative expenses paid by D.R. Horton on behalf of the Company.

BOARD MATTERS

Board Leadership Structure

Mr. Tomnitz has served as our Executive Chairman of the Board since October 2017. Mr. Tomnitz has significant experience serving in the real estate and homebuilding industry and as a public company CEO.

Our Board believes that separation of the offices of Executive Chairman and CEO is in the best interests of the Company and its stockholders at this time. It allows our Executive Chairman to focus on overall strategy and vision while leading the Board, affords us the benefits of Mr. Tomnitz’s Board leadership experience, and enables Mr. Bartok, our CEO, to focus on running the Company. However, should circumstances change in the future, the Board is free to choose its Executive Chairman in any way it determines is in the best interests of the Company and its stockholders in accordance with our Second Amended and Restated Certificate of Incorporation and amended and restated bylaws.

Our Board performs a number of its functions through committees. All committee members, including the chairmen of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are independent directors under NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. The charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. We will provide a copy of these documents, without charge, upon request to our Corporate Secretary at our principal executive office. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing risks. The Board performs its risk oversight role by using several different levels of review. Our CEO reports on significant risks to the Board at times as may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan periodically as part of the Board’s consideration of our strategic direction.

All of our current Board members other than Mr. Tomnitz, our Executive Chairman, are classified as independent under the NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board, along with oversight of the Board by the Executive Chairman, benefits our Company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board composition and leadership structure support this approach.

Board Committees and Stockholder’s Agreement

At all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, no committee of the Board will have more than three members unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and each committee of the Board will include in its membership (i) a number of D.R. Horton designees equal to the percentage of our voting securities beneficially owned by D.R Horton and its affiliates multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number (and in any event not less than one) and (ii) at least one member not designated by D.R. Horton. In addition, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, the Board will maintain a Nominating and Governance Committee, and at least one Non-Stockholder Designee will be a member of each committee.

On October 6, 2017, D.R. Horton and our Board, including the Legacy Director and each of the other members of our Board that are considered “independent” under the rules of the SEC and the NYSE (the “Independent Directors”), elected to waive the requirement that the Nominating and Governance Committee consist of three directors, set the size of each of our Nominating and Governance Committee, the Compensation Committee and the Audit Committee at four directors, and appointed each of the four Independent Directors, including the Legacy Director, as members of the Nominating and Governance Committee, the Compensation Committee and the Audit Committee. Following the resignation of the Legacy Director, the Non-Stockholder Designee was appointed to each of the Committees.

Additional information regarding the Stockholder’s Agreement, including a copy of the Stockholder’s Agreement, can be found in our Current Report on Form 8-K filed with the SEC on June 29, 2017.

Audit Committee

The Audit Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, Mr. Spitzer, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. The current members of the Audit Committee are Mr. Spitzer (Chair), Mr. Fuller, Ms. Jamieson and Mr. Ringler. The Audit Committee met five times in fiscal 2019.

Compensation Committee

The Compensation Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the Executive Chairman’s and CEO’s compensation;

•	determining and recommending to the Board the compensation of the other executive officers;

•	establishing the compensation philosophies, goals, and objectives for executive officers;

•	monitoring incentive and equity-based compensation plans;

•	administering equity-based plans;

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the SEC; and

•	overseeing our compliance with SEC rules regarding stockholder approvals of certain executive compensation matters and equity compensation plans.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board. We do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Such responsibilities may not be delegated to any persons who are not members of the Compensation Committee. The Executive Chairman recommends executive compensation amounts and programs to the Compensation Committee. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton approval is also required. The Compensation Committee did not engage a compensation consultant in fiscal 2019.

The members of the Compensation Committee are Mr. Fuller (Chair), Ms. Jamieson, Mr. Ringler and Mr. Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Compensation Committee are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in fiscal 2019.

Nominating and Governance Committee

The Nominating and Governance Committee Charter has been posted to the Company’s website, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website. Among other things detailed in the Committee’s Charter, the Nominating and Governance Committee is responsible for:

•	reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•	recommending nominees to serve on the Board of Directors;

•	reviewing corporate governance issues;

•	reviewing performance and qualifications of Board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals; and

•

acting in an advisory capacity to the Board regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments.

The members of the Nominating and Governance Committee are Mr. Ringler (Chair), Mr. Fuller, Ms. Jamieson and Mr. Spitzer. Our Board of Directors has determined, in its business judgment, that all members of the Nominating and Governance Committee are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met six times in fiscal 2019.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board;

•	changes in our bylaws; and

•	certain other significant corporate matters.

The current members of the Executive Committee are Mr. Tomnitz (Chair), Ms. Jamieson and Mr. Ringler. The Executive Committee did not meet in fiscal 2019.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which are discussed below. Our corporate governance guidelines are posted at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. In accordance with our corporate governance guidelines and NYSE rules, at least a majority of our directors are independent.

Samuel R. Fuller, Lisa H. Jamieson, G.F. (Rick) Ringler, III and Donald C. Spitzer, as well as our Legacy Director Ashton M. Hudson, satisfy our director independence standards. Donald J. Tomnitz does not meet our independence standards because he is an executive officer.

The Board defines independence as meeting the requirements to be considered independent directors under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•

The Board will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Only those directors who the Board affirmatively determines have no material relationship with the Company will be considered independent, subject to additional qualifications prescribed under the NYSE listing standards or applicable law.

•

To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law or listing standards of the NYSE.

There were no material transactions or relationships between us and any of our continuing independent directors during fiscal 2019.

There is no family relationship between any of the nominees, continuing directors and executive officers of the Company.

Board Meetings

Our Board typically meets at least four times a year. Our Board met 11 times in fiscal 2019. Each incumbent director attended at least 75% of Board meetings and committee meetings held by all committees on which he or she served (held during the period he or she served).

Our Board holds regularly scheduled executive sessions with only non-management directors present. At least once each year, the Board will have an executive session with only independent non-management directors present. Executive sessions were held at two of the Board meetings in fiscal 2019. The Chair of the Nominating and Governance Committee serves as presiding director to lead these executive sessions of the Board.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation at the next regularly scheduled meeting of the Nominating and Governance Committee in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than three public companies. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee must be consulted by existing directors prior to joining another board of directors. The Executive Chairman of the Board and the Chair of the Nominating and Governance Committee will together assess whether the new membership would present a conflict or otherwise compromise the ability of that director to dedicate the time necessary to serve on our Board.

We expect all of our Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent certain Board members from attending. All Board members attended our 2019 Annual Meeting of Stockholders.

Non-employee directors must retire no later than the annual stockholders meeting following their 77th birthday unless the remaining non-employee directors determine that it would be in the best interest of the Company and our stockholders under the particular circumstances existing at the time for an exception to this policy to be granted. Employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 77th birthday, unless otherwise determined by the Board.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our CEO, CFO and Principal Accounting Officer also are required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available at www.forestar.com under the “Investor Relations — Corporate Governance — Governance Documents” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive office. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with our Board by forwarding written comments to the Chairman of the Nominating and Governance Committee with a copy to our Corporate Secretary to the following:

Rick Ringler, Nominating and Governance Committee Chairman

Forestar Group Inc.

2221 E. Lamar Blvd., Suite 790

Arlington, Texas 76006

Attention: Board Communications

Copy to:

Corporate Secretary

Forestar Group Inc.

2221 E. Lamar Blvd., Suite 790

Arlington, Texas 76006

Attention: Board Communications

DIRECTOR COMPENSATION

Our director compensation program is designed to compensate our directors for the time commitment and preparations required for directors to fulfill their responsibilities, to align director compensation with the long-term interests of our stockholders, and to assist in recruiting high-caliber directors.

Director Fee Schedule

The director fee schedule is as follows:

Retainer Fee	$12,500 per Quarter, not to exceed $50,000 per annum
Annual Board Committee Fee	$5,000 per Committee (paid $1,250 per quarter)
Annual Board Committee Chair Retainer	$2,500 per Committee (paid $625 per quarter)

In addition to the above fees, in May of 2019, each then serving non-employee director received a grant of 3,000 restricted stock units, which grants vest in three equal annual installments beginning on May 6, 2020.

In addition, when a new director is appointed or elected, the new director may receive a grant of restricted stock units; Ms. Jamieson was granted 6,000 restricted stock units in connection with her appointment, which vest in three equal annual installments beginning on the first anniversary of her appointment to the Board. Further, directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Mr. Tomnitz does not receive any fees or other compensation for service on our Board other than his compensation as Executive Chairman.

We do not have any program, plan or practice to time equity awards to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

Fiscal 2019 Director Compensation

The following table presents compensation earned by non-employee directors for services rendered in fiscal 2019 as calculated in accordance with SEC rules.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Samuel R. Fuller	$67,500	60,720	$128,220
G.F. (Rick) Ringler, III	$67,500	60,720	$128,220
Donald C. Spitzer	$67,500	60,720	$128,220
M. Ashton Hudson(4)	$65,000	60,720	$125,720
Lisa H. Jamieson(5)	$16,250	—	$16,250

(1)	The Company pays director fees to only non-employee directors.

(2)	Amounts represent non-management director fees paid in cash during fiscal 2019.

(3)

Amount represents the grant date fair value of $20.24 per unit for the 3,000 restricted stock units granted to each non-management director on May 6, 2019. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for these awards over the three-year vesting period.

As of September 30, 2019, each non-management director held the following number of unvested restricted stock units:

Name	Unvested Restricted Stock Units
Samuel R. Fuller	7,000
G.F. (Rick) Ringler, III	7,000
Donald C. Spitzer	7,000
M. Ashton Hudson(4)	—
Lisa H. Jamieson(5)	—

(4)	Following Mr. Hudson’s resignation on August 1, 2019, he forfeited his remaining unvested restricted stock units.

(5)

On November 7, 2019, Ms. Jamieson was granted 6,000 restricted stock units in accordance with the Company’s policy of awarding equity to new directors. The restricted stock units will vest over three years beginning on the first anniversary of her appointment to the Board.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

Based on 13G and 13D filings, the name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on November 27, 2019 follows.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(1)
D.R. Horton, Inc.(2)	31,451,063	65.5%
1341 Horton Circle
Arlington, Texas 76011

Long Pond Capital, LP(3)	3,873,873	8.1%
527 Madison Avenue, 15th Floor
New York, NY 10022

(1)	Based upon a total of 48,011,818 shares of common stock outstanding on November 27, 2019.

(2)

Based solely on information reported on Schedule 13D/A filed with the SEC on October 1, 2019 by D.R. Horton, Inc. According to the Schedule 13D/A, D.R. Horton, Inc. has sole voting and dispositive power over 31,451,063 shares.

(3)

Based solely on information reported on Schedule 13G filed with the SEC on February 14, 2019 by Long Pond Capital, LP. According to the Schedule 13G, Long Pond Capital, LP, Long Pond Capital GP, LLC and John Khoury have shared voting and dispositive power over 3,873,873 shares purchased by Long Pond Capital, LP through the accounts of certain private funds, including Long Pond U.S. Master, LP (collectively, the “Funds”). Long Pond U.S. Master, L.P. has shared voting and dispositive power over 2,389,966 shares of our common stock. According to the Schedule 13G, Long Pond Capital, LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and serves as the investment manager to the Funds and may direct the vote and disposition of the shares held by the Funds. Long Pond Capital GP, LLC serves as the general partner of Long Pond Capital, LP and may direct Long Pond Capital, LP to direct the vote and disposition of the shares held by the Funds. As the principal of Long Pond Capital, LP, Mr. Khoury may direct the vote and disposition of the shares held by the Funds.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of the close of business on November 27, 2019 by:

•	Each of our directors and nominees for director, including our Executive Chairman,

•	Our named executive officers and

•	All directors and executive officers as a group, including our Principal Financial Officer*.

(*)	Following Charles D. Jehl’s resignation on November 5, 2019, Bill W. Wheat was appointed to serve as our Principal Financial Officer effective November 6, 2019.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers may not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim beneficial ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

	Amount and Nature of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Non-Employee Directors
Samuel R. Fuller	4,000	*
Lisa H. Jamieson	—	*
G.F. (Rick) Ringler, III	2,000	*
Donald C. Spitzer	4,000	*
Named Executive Officers
Donald J. Tomnitz	22,647	*
Daniel C. Bartok(2)	14,000	*
Charles D. Jehl(3)	25,918	*
Group
All directors and executive officers (7 persons) as a group(4)	66,647	*

*	Less than one percent based upon a total of 48,011,818 shares of common stock outstanding on November 27, 2019.

(1)	No shares of our common stock were owned by relatives of our directors, named executive officers, or directors and executive officers as a group.

(2)	Includes 4,000 restricted stock units that vest on or within 60 days of November 27, 2019.

(3)	Share ownership following Mr. Jehl’s resignation of November 5, 2019.

(4)	Includes 20,000 shares owned by Mr. Wheat, our Principal Financial Officer, and excludes Mr. Jehl’s shares due to his resignation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our named executive officers for fiscal year 2019 are:

•	Donald J. Tomnitz, Executive Chairman — From October 2017 to present.

•	Daniel C. Bartok, Chief Executive Officer — From December 2017 to present.

•	Charles D. Jehl, Former Chief Financial Officer — From September 2015 until his resignation on November 5, 2019.

Following Mr. Jehl’s resignation on November 5, 2019, Bill W. Wheat was appointed to serve as our principal financial officer effective November 6, 2019.

Our goal is to expand our residential lot development business across a geographically diverse national platform. We primarily invest in short duration, phased development projects that generate returns similar to production-oriented homebuilders. This strategy is a unique, lower risk business model that we expect will produce more consistent returns than other public and private land developers.

In fiscal 2019, we continued to make significant investments in land acquisition and development to grow our land and lot portfolio. We are focused on expanding our development capabilities and infrastructure in our existing markets and also entering into new markets. At September 30, 2019, we had operations in 51 markets and 20 states.

In light of our focus on growing our operations across a geographically diverse, national platform the Compensation Committee has evaluated executive officer performance by considering how well the Company’s executives have performed in achieving this goal. The Compensation Committee considers such matters as growth in the Company’s land and lot pipeline, growth in the Company’s development infrastructure and operating markets, the ability of the Company’s executives to secure financing and access the capital markets for future growth capital and the ability of the Company’s executives to underwrite new projects to achieve acceptable returns.

In compensating executive officers for their own individual and Company performance, the Compensation Committee has taken a discretionary approach in evaluating executive officer performance after consideration of the above matters/factors and determines discretionary bonuses and long-term equity incentives. As the Company becomes more mature over time, the Compensation Committee will continue to evaluate more objective compensation programs designed to more closely align incentive compensation to achievement of performance-specific outcomes.

Advisory Vote and D.R. Horton Approval

At our 2019 Annual Meeting of Stockholders, approximately 99% of votes cast in our advisory vote on executive compensation were in favor of the proposal. The Compensation Committee considered this result, but made no changes to our compensation program as a result of it. The Compensation Committee will continue to consider the results of stockholder advisory votes on executive compensation when making future decisions. At our 2017 advisory vote on the frequency of future advisory votes on executive compensation, our stockholders voted in favor of an annual advisory vote on executive compensation. Our Board of Directors has currently determined that advisory votes on executive compensation should be held annually.

The Compensation Committee has primary authority over establishing and changing our executive compensation programs and making specific compensation determinations. However, this authority is subject to the approval of D.R. Horton because we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain, and motivate our executives to maximize company and individual performance as we grow our residential lot development business. We are guided by the following principles in determining the form and amount of executive compensation:

•

Compensation should align with the performance of the Company and performance of the individual. A portion of total compensation is discretionary in nature yet evaluated based on our financial and operating performance, as well as individual performance of the executive. Bonuses are paid semi-annually based on achievement of company and individual performance objectives. Also, equity awards generate value to executives as our stock price improves.

•

Compensation should align executives’ and stockholders’ interests. Our discretionary bonuses are designed to incentivize and reward company performance and individual performance as we grow our residential lot development business. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on growth and long-term performance.

•

Compensation should be competitive. Our total compensation, including our base salaries, discretionary bonuses, and long-term equity incentives, should be competitive with our public and private peers to enable us to attract and retain key executives.

•

Retention. We believe an overall package of appropriate pay and benefits helps retain executives and managers. This includes a competitive base salary, health and welfare benefits and company matching contributions under our 401(k) plan. In addition, equity awards with vesting and forfeiture provisions encourage retention.

Elements of our Compensation Program

The elements of our compensation program are as follows:

•	Salaries;

•	Discretionary incentive bonuses;

•	Long-term incentive awards, with restricted stock units as the primary equity incentive;

•	401(k) retirement plan contributions; and

•	Health and welfare benefits.

Each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segment of the real estate industry, considering both public and private competitors. Our Compensation Committee considers the compensation structures and opportunities of private competitors because we must compete against these companies for talent. Our Compensation Committee maintains a balance among the elements of compensation that aligns a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. From year to year, the Compensation Committee may also choose to award all or only certain elements of compensation to a named executive officer (“NEO”).

Element	Performance Measure	Measurement Period
Salary	Continued service subject to annual evaluation	1 year
Discretionary incentive bonus:
Cash	Company and individual performance	6 months to 1 year
Long-term incentives:
Restricted stock units	Continued service	3 to 5 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

Base Salaries

Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from publicly-available data regarding the peer group companies discussed below. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above. For Fiscal 2020, the Compensation Committee determined it was appropriate to increase each of Mr. Tomnitz’s and Mr. Bartok’s salary by $50,000 to $350,000. This decision was based on the individual performance of each officer and the operating performance of the Company as a whole under their direction.

The base salaries for fiscal years 2019 and 2020 of our NEOs are set forth in the following table.

Base Salaries of our NEOs (annualized rate)	Fiscal 2019 Base Salary	Fiscal 2020 Base Salary
Donald J. Tomnitz, Executive Chairman	$300,000	$350,000
Daniel C. Bartok, Chief Executive Officer	$300,000	$350,000
Charles D. Jehl, Former Chief Financial Officer*	$325,000	$—

(*)	Mr. Jehl ceased to receive any further payments of salary following his resignation on November 5, 2019.

Annual Discretionary Incentive Bonuses

Fiscal 2019:

The Compensation Committee determined incentive bonuses for fiscal 2019 in its discretion for Mr. Tomnitz and Mr. Bartok, and, for Mr. Jehl, based on the recommendations of Mr. Tomnitz to the Compensation Committee, taking into consideration the progress the Company has made in growing its residential lot development business across a geographically diverse national platform. The Compensation

Committee considered the following items in determining the amount of discretionary incentive bonuses for fiscal 2019.

•	Growth in the land and lot development pipeline;

•	Growth in the number of lots sold and in revenue growth;

•	Ability to secure financing and access the capital markets for growth capital;

•	Expansion into new markets and the build out of development infrastructure capabilities in existing markets;

•	Ability to underwrite new projects to achieve acceptable returns, and

•	Maintenance of strong financial internal controls, financial reporting systems and financial compliance.

During 2019, after considering these factors, the Compensation Committee and Board of Directors, as applicable, approved discretionary bonuses for Mr. Tomnitz, Mr. Bartok and Mr. Jehl on a semi-annual basis.

For the first semi-annual period ended March 31, 2019, Mr. Tomnitz and Mr. Bartok each received a $200,000 bonus and for the second semi-annual period ended September 30, 2019, Mr. Tomnitz received a $200,000 bonus and Mr. Bartok received a $400,000 bonus. The increase in Mr. Bartok’s bonus for the second semi-annual period was driven by his individual performance, responsibilities and overall Company performance under his leadership.

For the first semi-annual period ended March 31, 2019, Mr. Jehl received a $162,500 bonus. Due to his resignation, his $200,000 discretionary bonus earned for the second semi-annual period ending September 30, 2019 will be paid under his Change in Control Agreement, discussed more in detail on page 38.

Fiscal 2020:

For fiscal 2020, the Compensation Committee will evaluate executive performance and again expects to consider and award any discretionary bonuses on a semi-annual basis.

Consistent with the Company’s strategic transition, in determining discretionary bonuses, the Compensation Committee currently expects to consider the same factors listed above under “Annual Discretionary Incentive Bonuses — Fiscal 2019.”

As the Company becomes more mature over time, the Compensation Committee will continue to evaluate more objective compensation programs designed to more closely align incentive compensation to achievement of performance-specific outcomes.

Long-Term Incentive Awards

Our 2018 Stock Incentive Plan gives us the ability to provide our eligible employees, including each of our NEOs, grants of compensation awards based on shares of our common stock. Our equity-based incentive awards for NEOs are currently granted in the form of restricted stock units. Our Compensation Committee intends to consider annual equity-based long-term incentive awards as a portion of compensation. Our Compensation Committee grants equity awards to align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive retention, and establish internal pay equity among executives.

In making decisions regarding annual equity-based awards, our Compensation Committee considers previous grants made to the executive, the value and experience the executive brings to their role and the responsibilities of the executive in determining the size of awards. In the case of a new executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards may be determined based on input from a compensation consultant regarding market practices, recommendations of the Executive Chairman or the CEO (except for the CEO’s awards, whose recommendations are made by the Executive Chairman), or the judgment of our Compensation Committee. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year.

Restricted stock units (“RSUs”), which are the primary equity incentive we grant under our 2018 Stock Incentive Plan, may be granted at any time. Each RSU represents the right to receive one share of our common stock. All other terms and conditions of the RSUs will be determined at the time of award.

On May 6, 2019, the Compensation Committee awarded Mr. Tomnitz 27,800 RSUs, Mr. Bartok 16,700 RSUs and Mr. Jehl 13,900 RSUs. The RSU grants to Mr. Tomnitz and Mr. Bartok each vest in three equal annual installments beginning on May 6, 2020. Mr. Jehl’s RSUs were originally scheduled to vest in five annual installments; however, in connection with his resignation, the vesting of Mr. Jehl’s RSUs accelerated pursuant to the terms of his Change in Control Agreement and were settled in December 2019. The Compensation Committee may in its discretion determine to grant additional equity awards during fiscal year 2020 to the NEOs.

Insider Trading Policy

Under the terms of our insider trading policy, the NEOs may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short,” and may not pledge or hold our securities in margin accounts.

Other Compensation and Benefits

Qualified Retirement Benefits

On December 31, 2017, our 401(k) plan was terminated and our employees became eligible to participate in the D.R. Horton 401(k) plan on January 1, 2018. The D.R. Horton 401(k) plan is a tax-qualified defined contribution retirement plan in which our employees, including our NEOs, are eligible to participate. The D.R. Horton 401(k) plan allows for employee contributions with a company match. Our NEOs, like all other eligible employees, may contribute 1% to 75% of their earnings, on a pre-tax basis, into the D.R. Horton 401(k) plan subject to statutory limitations. For 2019, the maximum amount that could be contributed into the plan by a plan participant was $19,000 ($25,000 for participants 50 years or older). The Company makes a matching contribution to the participants’ accounts in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her wages.

In addition to the D.R. Horton 401(k) plan, Mr. Jehl also maintains an account balance under our Supplemental Executive Retirement Plan (“SERP”). We ceased making contributions to the SERP in December 2017 when we terminated our 401(k) plan. For more information on the SERP, please see the section “Nonqualified Deferred Compensation.”

Health and Welfare Benefits

We offer the same health and welfare benefits to all full-time employees, including our NEOs. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, a dependent care spending account, a health care spending account, a health savings account and other similar benefits.

Change in Control Agreement

Mr. Jehl entered into a change in control/severance agreement with us, under which payments were triggered in connection with his resignation on November 5, 2019. This change in control/severance agreement was put in place prior to the Merger and amended shortly thereafter. For a description of the terms of this change in control/severance agreement, see the “Potential Payments Upon Termination or Change in Control” section beginning on page 38 of this Proxy Statement.

Perquisites

We generally provide minimal perquisites to our executives. Please see the Summary Compensation Table on page 33 for a description of any fiscal year 2019 perquisites.

Clawback Policy

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Oversight of Executive Compensation

Compensation Committee

Our Compensation Committee oversees executive compensation and approves compensation for our Executive Chairman and our CEO and makes recommendations to the Board regarding the compensation of our other NEOs. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our Executive Chairman works closely with our Compensation Committee and recommends executive compensation amounts, except that our Executive Chairman does not participate in discussions regarding his own compensation. Our Executive Chairman also consults with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. Further duties of the Compensation Committee are more fully set forth in the Compensation Committee Charter, which is available at www.forestar.com under the “Investor Relations — Corporate Governance — Board Committees” section of our website.

Competitive Pay Analysis and Peer Group

We employ several methods to evaluate our executive compensation practices relative to those of other companies. Our Compensation Committee, either alone or with the assistance of a compensation consultant, may conduct an analysis of the compensation of our NEOs to assist with setting compensation for the NEOs. We believe it is important to have compensation discussions with management throughout the year. The Compensation Committee believes providing a mix of compensation of short and long-term awards through cash and equity is an important part of aligning the executives’ interests with the Company’s as well as providing competitive pay structures. For further comparison, our Compensation Committee may evaluate compensation programs and amounts provided to the NEOs of the companies in our peer group, although we do not target our pay toward any particular peer group benchmark.

Our fiscal 2019 public company compensation peer group included a range of companies with operations in real estate development. The fiscal 2019 compensation peer group is:

Alexander & Baldwin, Inc.	Tejon Ranch Company
Consolidated — Tomoka Land Co.	The St. Joe Company
Five Point Holdings, LLC

Compensation Consultant

Our Compensation Committee may engage a compensation consultant or other third-party service from time to time to, among other things, provide market and other specific information on executive pay. In fiscal 2019, our Compensation Committee did not engage a compensation consultant or other third-party service to provide advice or consult about executive compensation programs and amounts.

Tally Sheets

Our Compensation Committee reviews tally sheets for each of the NEOs setting forth compensation for each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, anticipated 401(k) matching contribution, and health and welfare benefits.

Evaluation of Executive Chairman’s and CEO’s Performance

Our Compensation Committee facilitates a process for each member of our Board (excluding our Executive Chairman and CEO) to provide formal feedback regarding our Executive Chairman’s and CEO’s performances, to be discussed with the full Board (excluding our Executive Chairman and CEO) in executive session. Factors evaluated may include, but are not limited to, increased land and lot development, lot sales, and other financial and non-financial performance measures and objectives, including leadership, ethics, key initiatives, strategic planning, financial results, succession planning, human resources, communications, external relations, and board relations. Our Compensation Committee determines Executive Chairman and CEO pay.

Compensation Oversight Governance Practices

Our governance practices divide responsibility for compensation oversight into three levels:

Stockholders:	Stockholders approve all stock incentive plans and provide an annual advisory vote on executive compensation. We do not have any stock incentive plans that are not stockholder-approved. In addition, under the terms of the Stockholder’s Agreement with D.R. Horton, for so long as D.R. Horton beneficially owns 35% or more of our voting securities, we need the prior written consent of D.R. Horton to appoint or terminate key officers or change their compensation arrangements. Thus, under those circumstances, D.R. Horton approval is required.

Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation programs. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee will also consider the results of stockholder advisory votes on executive compensation. The Compensation Committee is responsible for approval of salaries and bonuses of the Executive Chairman and CEO and long-term equity incentive compensation awarded to each of the NEOs. The full Board evaluates performance of the Executive Chairman and the CEO and acts on recommendations of the Compensation Committee with respect to other NEO compensation.

Management:	Management determines individual employee bonuses and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the Executive Chairman serves as liaison with the Compensation Committee.

Equity Award Governance Practices

Our general practice is to consider equity-based awards annually. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, or for promotional recognition. The Executive Chairman provides award recommendations to our Compensation Committee for approval.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of equity compensation. Our policy for setting the timing of stock option grants and other stock-based awards does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

Accounting and Tax Treatment of Compensation

Internal Revenue Code Section 162(m) does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to the Company’s NEOs or other covered employees. In addition, the Tax Cuts and Jobs Act eliminated the performance based compensation exemption from Section 162(m) that applied for prior tax years.

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the Company and our stockholders regardless of the accounting and tax treatment.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended September 30, 2019.

Samuel R. Fuller, Chairman

Lisa H. Jamieson

G.F. (Rick) Ringler, III

Donald C. Spitzer

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our Executive Chairman, CEO, and former CFO. We refer to these persons as our NEOs. The information in the following table is presented in accordance with SEC requirements.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Donald J. Tomnitz	2019	300,000	400,000	562,672	9,816	1,272,488
Executive Chairman	2018	225,000	300,000	—	9,163	534,163
	2017	70,577	100,000	196,200	—	366,777

Daniel C. Bartok	2019	300,000	600,000	338,008	10,252	1,248,260
Chief Executive Officer	2018	225,000	300,000	268,200	93,805	887,005
	2017	1,154	—	—	—	1,154

Charles D. Jehl	2019	325,000	487,500	281,336	9,224	1,103,060
Former Chief Financial Officer & Treasurer	2018	243,750	400,000	—	8,749	652,499
	2017	316,667	425,000	—	36,890	778,557

(1)

The amounts set forth in column (d) represent the annual discretionary incentive bonuses paid to Mr. Tomnitz with respect to fiscal years 2019, 2018 and 2017 and the annual discretionary incentive bonuses paid to Mr. Bartok with respect to fiscal years 2019 and 2018. In the case of Mr. Jehl, the amounts set forth in column (d) represent (i) for fiscal year 2019, a $162,500 discretionary incentive bonus paid in connection with the semi-annual period ended March 31, 2019, $200,000 discretionary bonus payable for the second half of fiscal year 2019, which will be paid pursuant to the terms of his Change in Control Agreement and a deferred cash payment equal to $125,000, (ii) for fiscal year 2018, an annual discretionary incentive bonus equal to $300,000 and a discretionary cash bonus related to successfully closing a strategic asset sale equal to $100,000; and (iii) for fiscal year 2017, a deferred cash payment equal to $125,000 and an annual incentive bonus equal to $300,000. For additional information please see “Annual Discretionary Incentive Bonuses” within the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement.

(2)

The amounts set forth in column (e) represent the aggregate grant date fair value of stock awards granted during the applicable fiscal years calculated in accordance with ASC Topic 718. Assumptions used in the calculation are included in Note 13 to our audited consolidated financial statements for the year ended September 30, 2019 included in our Annual Report on Form 10-K filed with the SEC on November 21, 2019.

(3)	The amounts set forth in column (f) for fiscal year 2019 include $8,400 in 401(k) matching contributions from the Company for each named executive officer and the following amounts:

	Additional Life Insurance and Long-Term Disability Premiums ($)	HSA and Wellness Contribution ($)
Mr. Tomnitz	1,416	—
Mr. Bartok	752	1,100
Mr. Jehl	824	—

FISCAL 2019 GRANTS OF PLAN-BASED AWARDS

The following table summarizes fiscal 2019 grants of stock-based compensation made to each of our NEOs:

Name	Equity Award Grant Date	Type of Award		All Other Stock Awards: Number of Shares of Stock or Units (#)	Value of Stock and Option Awards(1) ($)
(a)	(b)	(c)		(d)	(e)
Mr. Tomnitz	5/6/2019	RSUs	(2)	27,800	562,672
Mr. Bartok	5/6/2019	RSUs	(2)	16,700	338,008
Mr. Jehl	5/6/2019	RSUs	(3)	13,900	281,336

(1)

The amounts in column (e) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amount in column (e) are included in Note 13 to our audited consolidated financial statements for the year ended September 30, 2019 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 21, 2019.

(2)

These restricted stock units (RSUs) vest in three equal annual installments beginning on the first anniversary of the grant date of May 6, 2019. The award will be settled in shares of our common stock.

(3)

These RSUs fully vested pursuant to the terms of his Change in Control/Severance Agreement upon Mr. Jehl’s resignation on November 5, 2019. The award was settled in shares of our common stock in December 2019.

FISCAL 2019 OUTSTANDING EQUITY AWARDS

The following table summarizes outstanding equity awards at September 30, 2019 for the NEOs:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Vesting Date
Mr. Tomnitz	10/6/2017	8,000	146,240	(2)
	5/6/2019	27,800	508,184	(3)
Mr. Bartok	5/11/2018	8,000	146,240	(4)
	5/6/2019	16,700	305,276	(5)
Mr. Jehl	5/6/2019	13,900	254,092	(6)

(1)	Value for all awards is based on the closing market price of our common stock of $18.28 as reported on the NYSE on September 30, 2019.

(2)

The restricted stock unit award (covering 12,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (October 6, 2017). As of September 30, 2019, there were 8,000 shares that had not vested. The award will be settled in shares of our common stock.

(3)

The restricted stock unit award (covering 27,800 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (May 6, 2019). The award will be settled in shares of our common stock.

(4)

The restricted stock unit award (covering 12,000 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the date Mr. Bartok joined the Company as CEO (December 29, 2017). As of September 30, 2019, there were 8,000 shares that have not vested. The award will be settled in shares of our common stock.

(5)

The restricted stock unit award (covering 16,700 shares of common stock on the grant date) vests in three equal annual installments on each of the first three anniversaries of the grant date (May 6, 2019). The award will be settled in shares of our common stock.

(6)

These RSUs fully vested pursuant to the terms of his Change in Control/Severance Agreement upon Mr. Jehl’s resignation on November 5, 2019. The award was settled in shares of our common stock in December 2019.

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in fiscal 2019 by the NEOs:

	Option Awards/ Stock Appreciation Rights		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(1)
Mr. Tomnitz	—	—	4,000	79,840
Mr. Bartok	—	—	4,000	56,040
Mr. Jehl	—	—	—	—

(1)	Value reflects the aggregate dollar amount realized upon vesting by multiplying the number of shares vested by the closing market price of our common stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation account balances for fiscal 2019 held by our NEOs who participate in the Supplemental Executive Retirement Plan:

Name	Executive Contributions in Fiscal 2019 ($)	Company Contributions in Fiscal 2019 ($)(1)	Aggregate Earnings in Fiscal 2019 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2019 ($)	Aggregate Balance at September 30, 2019 ($)
Mr. Tomnitz	—	—	—	—	—
Mr. Bartok	—	—	—	—	—
Mr. Jehl	—	—	3,395	—	93,226

(1)

In connection with the termination of our 401(k) plan in December 2017, we ceased making contributions to participant accounts under the Supplemental Executive Retirement Plan (“SERP”). Mr. Jehl is the only NEO who participated in the SERP. In connection with his resignation, Mr. Jehl is entitled to receive the balance of his account under the SERP pursuant to the terms of the plan.

(2)

Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end and a return based on the Applicable Federal Rate as published by the Internal Revenue Service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Jehl’s Change in Control/Severance Agreement

Mr. Jehl resigned from his position as Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2019 and his employment with the Company ceased on that date. As of such separation, Mr. Jehl was a party to a change in control/severance agreement (the “Change in Control Agreement”), which we amended effective December 31, 2017 following the acquisition of a controlling level of ownership of the Company by D.R. Horton, Inc. (the “Merger”).

The Merger constituted a change in control for purposes of the Change in Control Agreement and Mr. Jehl’s November 5, 2019 resignation triggered the payment of the following benefits under this agreement:

•

a lump sum cash severance payment of $1,450,000, which equals two times his highest base salary during the three-year period prior to his resignation plus two times his highest actual annual bonus for any of the three fiscal years preceding his resignation;

•

a lump sum payment of $17,100, which is equal to two years of company contributions under the 401(k) plan assuming that Mr. Jehl (x) made the maximum permissible contributions; and (y) earned compensation at the highest rate of compensation during the three-year period prior to his resignation;

•	a $31,597 pro-rated 2020 annual incentive bonus;

•	$200,000, which reflects Mr. Jehl’s earned but unpaid incentive compensation for the second half of fiscal 2019;

•	provision of life, accidental death and dismemberment, medical and dental benefits for two years at no greater cost to Mr. Jehl than the cost he paid for such benefits prior to his resignation;

•	full acceleration of vesting of the 13,900 unvested RSUs that Mr. Jehl held as of his separation date;

•

reimbursement for outplacement services for one year not to exceed 15% of the sum of Mr. Jehl’s highest base salary during the three years preceding his resignation plus his highest actual annual bonus for any of the three fiscal years preceding his resignation; and

•	reimbursement for certain legal fees that Mr. Jehl incurred in connection with his negotiation of a Separation and Release Agreement (as described below).

Other than the acceleration of RSUs, Mr. Jehl has not received these payments or benefits as of the date of this Proxy Statement, and we expect to provide him with such payments, adjusted for interest at a 1.9% annual rate, on or about May 5, 2020, following a required six-month delay under Internal Revenue Code Section 409A. As a condition to receipt of these payments and benefits, Mr. Jehl entered into a Separation & Release Agreement with us, which also includes a general release of claims, a mutual non-disparagement provision, and provides for an additional $125,000 payment in exchange for Mr. Jehl’s execution of such agreement.

Given that Mr. Jehl was serving as our principal financial officer as of the last day of fiscal year 2019, the quantification of his payments and benefits included below in “Quantification of Termination Payments and Benefits” sets forth the amounts that Mr. Jehl would have been eligible to receive had his termination of employment been effective as of September 30, 2019 per SEC rules. Thus, the actual amounts paid or payable to Mr. Jehl in connection with his resignation described above differ from the amounts reported below in “Quantification of Termination Payments and Benefits.”

Equity Incentive Awards

As of September 30, 2019, only Mr. Tomnitz held equity under our 2007 Stock Incentive Plan. Pursuant to the terms of the award agreement thereunder, Mr. Tomnitz’s outstanding equity awards immediately vest upon the earlier of his death, disability or retirement (at age 77 or later) or a change in control of the Company, as defined in the 2007 Stock Incentive Plan. Though our 2007 Stock Incentive Plan terminated on November 29, 2017 and no awards may be granted after such date, the termination of the plan does not affect the validity of Mr. Tomnitz’s outstanding equity awards.

As of September 30, 2019, Mr. Tomnitz, Mr. Bartok and Mr. Jehl held equity under our 2018 Stock Incentive Plan. Pursuant to the terms of each NEO’s award agreement under our 2018 Stock Incentive Plan, each NEO’s equity awards immediately vest upon the earlier of such NEO’s death, disability, retirement (at age 65 or later) or a change in control of the Company, as defined in the 2018 Stock Incentive Plan.

Quantification of Termination Payments and Benefits

The following table summarizes the estimated amounts our NEOs would have become entitled to in the event of a termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2019 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination of employment or a change in control of the Company. The table includes only additional benefits that result from the termination of employment or the change in control of the Company and does not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. Please see the section entitled “Non-Qualified Deferred Compensation” on page 37 for additional information on the amounts payable to Mr. Jehl in connection with his termination under our SERP. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from the Company or a change in control of the Company.

	Severance and Retirement Benefits	Pro-rata Bonus Payment	Value of Equity Awards that Vest	Welfare Benefits	Outplacement	Aggregate Payments
Mr. Tomnitz
Change in Control(1)	$—	$—	$654,424	$—	$—	$654,424
Termination other than for Cause, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(1)	$—	$—	$508,184	$—	$—	$508,184
Death(1)	$—	$—	$654,424	$—	$—	$654,424
Disability(1)	$—	$—	$654,424	$—	$—	$654,424
Mr. Bartok
Change in Control(2)	$—	$—	$451,516	$—	$—	$451,516
Termination other than for Cause, Death or Disability	$—	$—	$—	$—	$—	$—
Retirement(2)	$—	$—	$—	$—	$—	$—
Death(2)	$—	$—	$451,516	$—	$—	$451,516
Disability(2)	$—	$—	$451,516	$—	$—	$451,516
Mr. Jehl
Change in Control	$—	$—	$254,092	$—	$—	$254,092
Termination other than for Cause, Death or Disability(3)	$1,450,000	$162,500	$254,092	$105,112	$108,750	$2,080,454
Retirement	$—	$—	$—	$—	$—	$—
Death	$—	$—	$254,092	$—	$—	$254,092
Disability	$—	$—	$254,092	$—	$—	$254,092

(1)

Pursuant to Mr. Tomnitz’s award agreement under our 2007 Stock Incentive Plan, all equity awards will immediately vest upon Mr. Tomnitz’s retirement, death or disability or a change in control of the Company. Under Mr. Tomnitz’s RSU Agreement of October 6, 2017, Mr. Tomnitz was not eligible for retirement vesting as of September 30, 2019. Under Mr. Tomnitz’s RSU Agreement of May 6, 2019, Mr. Tomnitz was of normal retirement age (age 65) and eligible for retirement vesting under such agreement.

(2)

Pursuant to Mr. Bartok’s award agreement under our 2018 Stock Incentive Plan, all equity awards will immediately vest upon Mr. Bartok’s retirement, death or disability or a change in control of the Company. As of September 30, 2019, Mr. Bartok was not eligible for retirement vesting.

(3)

Assumes executive’s employment was terminated on September 30, 2019 for any reason other than (a) by the Company with cause or (b) due to Mr. Jehl’s death or disability. The pro-rata bonus payment is an amount equal to the value of the target incentive bonus payment for the semi-annual performance period beginning on April 1, 2019 and ending on September 30, 2019. Mr. Jehl’s Change in Control Severance Agreement provides for a gross-up for excise taxes that may be imposed under Section 4999 of the Internal Revenue Code in certain circumstances; however, based on these assumptions and amounts, no excise tax gross-up would have been triggered.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In fiscal 2019, none of the NEOs had an employment contract or an agreement providing for severance payments in the event of termination of employment other than in connection with a change in control event.

Under our 2018 Stock Incentive Plan, the administrator will determine and include in any award agreement the terms and conditions applicable to any unvested stock options, stock appreciation rights, restricted stock and restricted stock units following the termination of a participant’s employment with the Company, D.R. Horton and any of their respective subsidiaries. Generally, if a retirement-eligible employee retires, or upon the participant’s disability, death, or a change in control of the Company, all RSUs will vest in full if the participant had continuous status as an employee since the grant date of the award. Otherwise, in the event of a participant’s termination, all unvested RSUs will immediately cease to vest and all unvested RSUs and any rights to the underlying shares will be terminated on the date of termination. Generally, transfers of employment (or engagement) among the Company, D.R. Horton, and their respective subsidiaries will not give rise to a “termination of employment” under the 2018 Stock Incentive Plan.

Under the 2007 Stock Incentive Plan, in which Mr. Tomnitz is the only NEO who continues to have outstanding restricted stock units, if a retirement-eligible employee retires, then all unvested restricted stock units immediately vest. Otherwise, upon a separation from service, the award holder will forfeit all unvested restricted stock units. Upon a change in control of the Company, all unvested restricted stock units immediately vest. The employee retains any dividends earned prior to termination.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Mr. Fuller (Chair), Ms. Jamieson, Mr. Ringler and Mr. Spitzer. During service on the Compensation Committee, no member served as an officer or employee of ours at any time or had any relationship with us requiring disclosure as a related-party transaction under SEC rules. During fiscal 2019, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes shares outstanding and available under our equity compensation plans as of September 30, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(2)	248,900	n/a	2,838,600
Equity compensation plans not approved by stockholders	None	n/a	None
Total	248,900	n/a	2,838,600

(1)	Consists solely of restricted stock units, which do not have an exercise price.

(2)

Our 2007 Stock Incentive Plan terminated on November 29, 2017, and no awards may be granted under the plan after such date. The termination of the plan does not affect the validity of awards outstanding under the plan on the date of termination. The number of shares remaining available for issuance represents the remaining number of share awards that may be granted under our 2018 Stock Incentive Plan.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Bartok, our CEO.

For 2019, our last completed fiscal year:

•	the annual total compensation of the median compensated employee of our Company (other than our CEO) was $149,854; and

•	the annual total compensation of our CEO was $1,254,989.

Based on this information, for fiscal 2019, the ratio of the annual total compensation of Mr. Bartok, our CEO, to the total compensation of our median compensated employee was 8 to 1.

To identify our median employee for fiscal 2019, as well as to determine the total annual compensation of our median employee and our CEO for fiscal 2019, we took the following steps:

1.

We determined that, as of September 30, 2019, our employee population consisted of 78 individuals (excluding our CEO) with all of these individuals located in the United States. This population consisted of full-time, part-time and temporary employees.

2.

To identify the “median employee” from our employee population, we compared the total salary, wages, bonuses and equity compensation paid to each of our employees as reflected in our payroll records and which will be included on Form W-2 for 2019 plus any performance bonuses for fiscal 2019 paid after September 30, 2019.

3.

We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Because all of our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the “median employee.”

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in fiscal 2019 annual total compensation of $149,854.

5.

In addition to the amounts required to be reported as compensation in the Summary Compensation Table, we included the dollar value of employer paid non-discriminatory health insurance benefits in the total annual compensation of our median employee and of our CEO to better reflect our employee compensation practices.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

PROPOSAL REGARDING ADVISORY VOTE ON THE APPROVAL

OF THE COMPANY’S EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. Our executive compensation programs are designed to implement our core compensation philosophy that executive compensation should relate to and vary with our performance. We believe our compensation programs are aligned with the interests of our stockholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we are asking you to vote, in a non-binding advisory manner, to approve the executive compensation philosophy and objectives described in the Compensation Discussion and Analysis (CD&A) section of this 2020 Proxy Statement, and the compensation of our NEOs, as disclosed in this 2020 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our NEOs and our executive compensation philosophy and objectives.

The Board of Directors has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2021 Annual Meeting of Stockholders unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

In accordance with the foregoing, we are asking stockholders to approve the following advisory resolution at the 2020 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Forestar Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.

The Board of Directors Recommends a Vote “FOR” the Approval, in an Advisory Manner, of our Executive Compensation Philosophy and Objectives Described in the CD&A Section of the 2020 Proxy Statement, and the Compensation of our NEOs, as Disclosed in the 2020 Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on the Company’s website at www.forestar.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended September 30, 2019. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2019, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Donald C. Spitzer, Chairman

Samuel R. Fuller

Lisa H. Jamieson

G.F. (Rick) Ringler, III

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for fiscal year 2020. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for the last two fiscal years were:

	2019	2018
Audit Fees	$996,000	$500,000
Audit-Related Fees	—	79,000
Tax Fees	—	—
All Other Fees	—	—

Total(1)	$996,000	$579,000

(1)	All of the fees listed above were approved by the Audit Committee, and therefore, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is documented in the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

The Chairman of the Audit Committee may grant approvals between Audit Committee meetings for services not pre-approved by the full Audit Committee. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of fees paid to the independent registered public accounting firm during that fiscal year. Such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During fiscal 2019, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the 2020 Annual Meeting and given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The Board of Directors Recommends a Vote “FOR” the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2020.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the 2020 Annual Meeting. If, however, any other business should be properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 Annual Meeting, the proposal must be received by our Corporate Secretary by August 14, 2020 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after August 14, 2020 will not be considered for inclusion in our 2021 Proxy Statement.

Our amended and restated bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary and the item of business must otherwise be a proper matter for stockholder action. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting date is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2021 Annual Meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before October 15, 2020 or after November 9, 2020. Our amended and restated bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our amended and restated bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see “Election of Directors — How Nominees Are Selected.” Director nominations to be brought by stockholders before our 2021 Annual Meeting will be considered untimely if they are submitted before October 15, 2020 or after November  9, 2020.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please call 866-232-3037 (domestic) or 720-358-3640 (international).

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2020 Annual Meeting of Stockholders, you may continue to register for electronic delivery of future documents by visiting www-us.computershare.com/investor. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

Requesting Documents from the Company

The 2020 Proxy Statement is available at https://www.forestar.com/investor-home/financial-information/proxy-statements/default.aspx. Our Annual Report on Form 10-K for 2019, is available at https://www.forestar.com/investor-home/financial-information/annual-reports/default.aspx. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Forestar Group Inc., 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, Attention: Corporate Secretary.

This Proxy Statement is being sent to you by our Board of Directors.

DANIEL C. BARTOK	ASHLEY DAGLEY
Chief Executive Officer	Vice President and
Corporate Secretary

Arlington, Texas

December 12, 2019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 22, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

FORESTAR GROUP INC. 2221 E. LAMAR BLVD., SUITE 790 ARLINGTON, TEXAS 76006 ATTN: CORPORATE SECRETARY	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 22, 2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following director nominees:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Samuel R. Fuller	☐	☐	☐

1B	Lisa H. Jamieson	☐	☐	☐
1C	G.F. (Rick) Ringler, III	☐	☐	☐

1D	Donald C. Spitzer	☐	☐	☐

1E	Donald J. Tomnitz	☐	☐	☐

The Board of Directors recommends you vote FOR
proposals 2 and 3.		For	Against	Abstain

2.	Approval of the advisory resolution on Forestar’s executive compensation.	☐	☐	☐

3.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as Forestar’s independent registered public accounting firm for the fiscal year 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report are available at www.proxyvote.com

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FORESTAR GROUP INC.
Annual Meeting of Stockholders
January 23, 2020 9:00 AM
This proxy is solicited by the Board of Directors

The stockholders(s) hereby appoint Donald J. Tomnitz and Daniel C. Bartok, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FORESTAR GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CST on January 23, 2020, at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006, and any adjournment or postponement thereof.

The proxy holders are authorized to vote, in accordance with their discretion, on all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof, subject to compliance with Rule 14a-4(c) of the Securities Act of 1934, as amended.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side